Exhibit 10.2

SECOND TAX MATTERS AGREEMENT (this “Agreement”), dated as of                     , 2009, by and between TIME WARNER INC., a Delaware corporation (“TWX”), and AOL INC., a Delaware corporation (“AOL”, and together with TWX, the “Companies”).

W I T N E S S E T H:

WHEREAS AOL is a wholly-owned Subsidiary of TWX;

WHEREAS the Companies are parties to the Tax Matters Agreement dated as of April 13, 2006 (the “Old AOL TMA”);

WHEREAS, pursuant to the Separation Agreement, the Companies have agreed to effect the Transactions;

WHEREAS the Companies intend, with respect to: (i) the Existing AOL Inc. Name Change, that it qualifies for non-recognition of gain and loss under Sections 354 and 368(a)(1)(F) of the Code; (ii) the AOL Conversion, that it qualifies for non-recognition of gain and loss under Sections 354 and 368(a)(1)(F) of the Code; (iii) the TWA Conversion, that it qualifies for non-recognition of gain and loss under Sections 332 and 337 of the Code; (iv) the Asset Distribution, that it is disregarded for U.S. Federal income tax purposes; (v) the AOL Online Transfer (if it occurs), that it qualifies for non-recognition of gain and loss under Section 351 of the Code and that Section 367(a) of the Code does not apply to it; (vi) the AOL LLC Name Change, that it is disregarded for U.S. Federal income tax purposes; (vii) the First AOL LLC Distribution, that it will result in the recognition of gain (or loss) under Sections 311 and 1001 of the Code and will be taken into account consistent with the principles of Section 1.1502-13 of the Regulations with respect to assets owned by AOL LLC at the time of the First AOL LLC Distribution (including the TWX Retained Assets); (viii) the Second AOL LLC Distribution, that it is disregarded for U.S. Federal income tax purposes; (ix) the Internal Distribution, that it is disregarded for U.S. Federal income tax purposes; (x) the Recapitalization, that it qualifies for non-recognition of gain and loss under Sections 368(a)(1)(E) and/or 1036 of the Code; and (xi) the Distribution, that it qualifies for non-recognition of gain and loss under Section 355 of the Code; in the case of each of clauses (i), (ii), (iii), (x) and (xi), other than income or gain arising from any imputed income or other adjustment to TWX, AOL or their Subsidiaries if and to the extent that the Separation Agreement or the Ancillary Agreements are determined to have terms that are not at arm’s length (the “Intended Tax Treatment”);

WHEREAS the Companies desire to terminate the Old AOL TMA and memorialize certain new agreements and understandings relating to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Companies hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definition of Terms. The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All Section and Article references are to this Agreement unless otherwise stated. Terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble.

“AOL” has the meaning set forth in the preamble.

“AOL Indemnified Taxes” shall mean any Ordinary Taxes of AOL or its Affiliates other than, without duplication, (i) Consolidated Income Taxes for any Pre-Distribution Tax Period and (ii) Contribution Agreement Taxes.

“AOL Prepared Tax Return” has the meaning set forth in Section 3.01(b).

“AOL Tax Package” has the meaning set forth in Section 3.01(c).

“AOL Tax Representations” shall mean any representations made by AOL or its Affiliates in Representation Letters that serve as a basis for the Tax Opinion.

“Business Day” shall mean any day on which the New York Stock Exchange, or its successor, is open for trading.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the preamble.

“Consolidated Group” shall mean (i) an affiliated group of corporations (within the meaning of Section 1504(a) of the Code), including any predecessors and successors to such corporations, that files consolidated U.S. Federal income tax returns and (ii) a group of corporations, including any predecessors and successors to such corporations, that files state or local income tax returns on a combined, consolidated, unitary or similar basis.

“Contribution Agreement” shall mean the Contribution Agreement dated March 24, 2006, among TWX, Google Inc. and America Online, Inc.

“Contribution Agreement Taxes” shall mean Taxes arising solely as a result of the transactions described in Article I, Section 2.01, Section 2.02(a),

Section 2.02(b), Section 2.02(c), Section 7.01, Section 7.02 or Section 7.04 of the Contribution Agreement.

“Consolidated Income Taxes” shall mean any Income Taxes of a TWX Consolidated Group that are (i) imposed by the United States of America or any state or local jurisdiction in the United States of America and (ii) determined on a consolidated, combined, unitary or similar basis.

“Determination” shall mean (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended tax returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD, or (ii) the payment of Tax by TWX or AOL or any of their respective Subsidiaries, whichever is responsible for payment of such Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, however, that such responsible Company determines that no action should be taken to recoup such payment and the other Company agrees.

“Income Taxes” shall mean any income and franchise Taxes, and any similar Taxes primarily based upon, measured by, or calculated with respect to gross income, net income, gross receipts, net receipts, capital or profits (including any capital gains Taxes and minimum Taxes), but excluding any sales, use, withholding or payroll Taxes, other similar Taxes and Transaction Taxes.

“Indemnifying Party” shall mean a Company that has any obligation to indemnify an Indemnitee pursuant to the Separation Agreement or any Ancillary Agreement.

“Indemnitee” shall mean a Company entitled to indemnification pursuant to the Separation Agreement or any Ancillary Agreement.

“Indemnity Payment” shall mean a payment from an Indemnifying Party to an Indemnitee pursuant to the Separation Agreement or any Ancillary Agreement.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“IRS” shall mean the U.S. Internal Revenue Service.

“Old AOL TMA” has the meaning set forth in the recitals.

“Ordinary Taxes” shall mean Taxes other than Transaction Taxes.

“Pre-Distribution Tax Period” shall mean any taxable period (or portion thereof) that ends on or before the Distribution Date.

“Records” has the meaning set forth in Section 6.01.

“Regulations” shall mean the Treasury regulations promulgated under the Code.

“Representation Letters” shall mean letters setting forth reasonable and customary representations (that are true and correct) regarding certain facts in existence at the applicable time.

“Separation Agreement” shall mean the Separation Agreement dated as of                     , 2009, by and between TWX and AOL.

“Tax Attribute” has the meaning set forth in Section 2.05.

“Taxes” shall mean all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts.

“Taxing Authority” shall mean any Governmental Authority imposing Taxes.

“Tax Opinion” shall mean the written opinion of Cravath, Swaine & Moore LLP issued to TWX to the effect that the Transactions will qualify for the Intended Tax Treatment, which opinion is in form and substance satisfactory to TWX in its sole discretion; provided, however, that such opinion may rely on the Tax Representations.

“Tax Representations” shall mean the TWX Tax Representations and the AOL Tax Representations.

“Transaction Tax Contest” shall mean an audit, review, examination or any other administrative or judicial proceeding, in each case by any Taxing Authority, with the purpose or effect of determining or redetermining Transaction Taxes.

“Transaction Taxes” shall mean all (i) Taxes resulting from the failure of the Transactions to qualify for the Intended Tax Treatment, (ii) Taxes and any other liability of any third party for which TWX, AOL or any of their respective Subsidiaries or Affiliates is or becomes liable for any reason, which Taxes or liabilities result from the failure of the Transactions to qualify for the Intended Tax Treatment and (iii) reasonable, out-of-pocket legal, accounting and other advisory and court fees incurred in connection with liability for Taxes described in clause (i) or (ii).

“TWA Conversion Stockholder Consent” shall mean the consent of an authorized TWX representative to effect the TWA Conversion.

“25% Ownership Change” shall mean one or more persons acquiring, directly or indirectly, an interest in the relevant Company representing (i) 25% of “the total combined voting power of all classes of stock entitled to vote” (within the meaning of Section 355(d)(4) of the Code) or (ii) 25% of “the total value of shares of all classes of stock” (within the meaning of Section 355(d)(4) of the Code).

“TWX” has the meaning set forth in the preamble.

“TWX Consolidated Group” shall mean any Consolidated Group of which (i) TWX or any of its Affiliates is a member and (ii) AOL or any of its Affiliates is also a member.

“TWX Consolidated Return” shall mean (i) any consolidated U.S. Federal income tax return of a TWX Consolidated Group and (ii) any combined, consolidated, unitary or similar state or local income tax return of a TWX Consolidated Group.

“TWX Prepared Tax Return” has the meaning set forth in Section 3.01(a).

“TWX Tax Representations” shall mean any representations made by TWX or its Affiliates in Representation Letters that serve as a basis for the Tax Opinion.

ARTICLE II

Termination of Old AOL TMA; Allocation of Tax Liabilities and Benefits

SECTION 2.01. Effectiveness; Termination of Old AOL TMA. This Agreement shall become effective at the time the Distribution occurs. At that time, the Old AOL TMA shall be terminated and shall have no further force or effect.

SECTION 2.02. Indemnification. (a) TWX shall be liable for, and shall indemnify and hold AOL and its Subsidiaries harmless from, without duplication, any (i) Consolidated Income Taxes for any Pre-Distribution Tax Period (ii) Contribution Agreement Taxes and (iii) Transaction Taxes other than Transaction Taxes for which AOL is liable under Section 2.02(b)(ii).

(b) AOL shall be liable for, and shall indemnify and hold TWX and its Subsidiaries harmless from, any (i) AOL Indemnified Taxes, and (ii) Transaction Taxes attributable to (A) the failure of any representation made by AOL or its Affiliates in the AOL Tax Representations to be true when made or deemed made or (B) except as otherwise expressly required by the Separation Agreement or any Ancillary Agreement, any other action or omission by AOL or its Affiliates.

SECTION 2.03. Refunds, Credits and Offsets. (a) If AOL or its Affiliates receives (i) any refund, credit or offset of any Taxes for which TWX is responsible under Section 2.02(a) or (ii) any refund of Taxes other than state and local indirect Taxes that at the time of the Distribution is anticipated to be received within 60 Business Days after the Distribution Date, AOL shall pay to TWX the entire amount of the refund or the economic benefit of the credit or offset (including interest) within 10 Business Days of receipt or accrual; provided, however, that TWX, upon the request of AOL, shall repay the amount paid to TWX in the event AOL is required to repay such refund, credit or offset.

(b) If TWX or its Affiliates receives any refund, credit or offset of any Taxes for which AOL is responsible under Section 2.02(b), other than any refund described in clause (ii) of Section 2.03(a), TWX shall pay to AOL the entire amount of the refund or the economic benefit of the credit or offset (including interest) within 10 Business Days of receipt or accrual; provided, however, that AOL, upon the request of TWX, shall repay the amount paid to AOL in the event TWX is required to repay such refund, credit or offset.

SECTION 2.04. Straddle Periods. In the case of any taxable period that includes (but does not end on) the Distribution Date, Income Taxes for the Pre-Distribution Tax Period shall be computed as if such taxable period ended as of the close of business on the Distribution Date.

SECTION 2.05. Carrybacks. If a tax return of AOL or its Affiliates for any taxable period ending after the Distribution Date reflects any net operating losses, net capital losses, excess tax credits or other tax attributes (a “Tax Attribute”) that is carried back to a TWX Consolidated Return, whether or not AOL or its Affiliates waives the right to carry back any such Tax Attribute to a TWX Consolidated Return, no payment with respect to such carryback shall be due to AOL or its Affiliates from TWX. In the event that AOL or its Affiliates receives any refund, credit or offset of any Taxes in connection with a carryback of a Tax Attribute of any Company to a TWX Consolidated Return, AOL shall promptly pay the full amount of such refund or the economic benefit of the credit or offset (including interest) to TWX.

ARTICLE III

Procedural Matters for Ordinary Taxes

SECTION 3.01. Tax Returns. (a) TWX shall have exclusive and sole responsibility for the preparation and filing of (i) any TWX Consolidated Returns (including requests for extensions thereof) and (ii) any other tax returns of TWX or its Affiliates, other than other tax returns of AOL LLC that relate to AOL Indemnified Taxes for a Pre-Distribution Tax Period (a “TWX Prepared Tax Return”).

(b) AOL shall have exclusive and sole responsibility for the preparation and filing of the tax returns of AOL and its Affiliates to the extent such responsibility has not been allocated to TWX under Section 3.01(a) (an “AOL Prepared Tax Return”).

(c) AOL shall provide to TWX (in the format determined by TWX) all information requested by TWX as reasonably necessary to prepare any TWX Consolidated Returns (the “AOL Tax Package”). The AOL Tax Package shall be provided to TWX on a timely basis consistent with the current practices of the TWX Consolidated Groups in preparing tax returns. AOL shall also provide to TWX information reasonably required to determine estimated tax payments, current taxable income, current and deferred tax liabilities, tax reserve items and any additional current or prior information required by TWX to comply with its obligations under this Agreement.

SECTION 3.02. Audits, Refund Claims, Litigation. (a) If any AOL Prepared Tax Return becomes the subject of litigation in any court or examination by any Taxing Authority, the conduct and settlement of the litigation or examination shall be exclusively controlled by AOL; provided, however, that TWX and AOL shall share joint control with respect to the conduct and settlement of any litigation or examination that reasonably could be expected to cause a payment obligation to, or a refund claim for, TWX.

(b) If any TWX Prepared Tax Return becomes the subject of litigation in any court or examination by any Taxing Authority, the conduct and settlement of the litigation or examination shall be exclusively controlled by TWX; provided, however, that TWX and AOL shall share joint control with respect to the conduct and settlement of any litigation or examination that reasonably could be expected to cause a payment obligation to, or a refund claim for, AOL.

(c) Notwithstanding Sections 3.02(a) and (b), no settlement relating to any matter that would cause a payment obligation for an Indemnifying Party under this Agreement shall be accepted or entered into by the Indemnitee without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d) AOL shall assist and cooperate with TWX during the course of any examination or litigation described in
Section 3.02(b). Within 10 Business Days of the commencement of any such proceeding, TWX shall give AOL notice of, and consult with AOL with respect to, any issues relating to AOL Indemnified Taxes; provided, however, that AOL shall not be relieved of any obligation to make payments under this Agreement if TWX fails to timely deliver the notice described in this Section 3.02(d) except, and only to the extent that, AOL is actually prejudiced thereby.

(e) TWX shall assist and cooperate with AOL during the course of any examination or litigation described in
Section 3.02(a). Within 10 Business Days of the commencement of any such proceeding, AOL shall give TWX notice of, and consult with TWX with respect to, any issues relating to Consolidated Income Taxes for any Pre-Distribution Period; provided, however, that TWX shall not be relieved of any obligation to make payments under this Agreement if AOL fails to timely deliver the notice described in this Section 3.02(e) except, and only to the extent that, TWX is actually prejudiced thereby.

(f) This Section 3.02 shall not apply to Transaction Taxes or to Article V, which shall govern procedural matters relating to Transaction Taxes.

SECTION 3.03. Expenses. (a) AOL shall bear the cost of its own expenses and shall reimburse TWX for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting and accounting fees) in the course of proceedings described in Section 3.02 to the extent such expenses are reasonably attributable to AOL Indemnified Taxes.

(b) TWX shall bear the cost of its own expenses and shall reimburse AOL for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting and accounting fees) in the course of proceedings described in Section 3.02 to the extent such expenses are reasonably attributable to Taxes for which TWX is responsible pursuant to this Agreement.

SECTION 3.04. Rulings. AOL shall assist and cooperate with TWX and take all actions reasonably requested by TWX in connection with any ruling requests submitted by TWX to the IRS.

SECTION 3.05. Short Period Election. TWX and AOL shall jointly make a timely election under
Section 1.1502-76(b)(2)(ii)(D) of the Regulations or any comparable provision or state or local law to allocate items ratably between the final Pre-Distribution Tax Period (TWX Consolidated Return) and the AOL short taxable period beginning after the Distribution Date (AOL separate tax return).

SECTION 3.06. Tax Treatment of Payments Paid Pursuant to the EMA. Any Federal, state and local income tax deduction arising as a result of amounts paid pursuant to the EMA shall be claimed (if and when permitted by applicable law) by the Company (or its applicable Affiliate) that pays such amount in the first instance; provided, however, that with respect to amounts (i) for which reimbursement is paid pursuant to Article XV of the EMA, such deduction shall be claimed (if and when permitted by applicable law) by the Company that pays such reimbursement, (ii) settled pursuant to Article VIII of the EMA, such deduction shall be claimed by TWX or (iii) settled pursuant to Article XII of the EMA, such deduction shall be claimed by TWX; provided, however, that if a deduction claimed by TWX pursuant to this Section 3.06(iii) is disallowed by a Taxing Authority for any reason, AOL shall amend its applicable tax return to claim such deduction and shall pay to TWX an amount equal to the tax benefit actually realized by AOL resulting from such deduction.

ARTICLE IV

Tax Matters Relating to the Separation

SECTION 4.01. Mutual Representations. Except as otherwise expressly required or permitted by the Separation Agreement or any Ancillary Agreement, neither Company has any plan or intention to take any action inconsistent with the qualification of the Transactions for the Intended Tax Treatment.

SECTION 4.02. Mutual Covenants. (a) The Companies agree to take, and to cause their respective Affiliates to take, any reasonable actions necessary or advisable in order for the Transactions to qualify for the Intended Tax Treatment. Except as otherwise expressly required or permitted by the Separation Agreement or any Ancillary Agreement, neither Company shall take or fail to take, or permit their respective Affiliates to take or fail to take, any action, if such action or omission would be inconsistent with its respective Tax Representations.

(b) Subject to Section 4.02(c), during the period beginning on the date of the Distribution and ending on and including the last day of the 30-month period following the date of the Distribution, each Company shall notify the other Company within 10 Business Days after entering into a binding contract (or other agreement or understanding that has been publicly disclosed by such Company) with respect to a transaction that, if completed (whether or not it would constitute a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code with the Distribution) alone or together with other transactions (excluding, for these purposes, the transactions described in clauses (i) through (iv) of Section 4.02(c)), would result in a 25% Ownership Change of such Company and shall provide the other Company with complete details (and additional information as such other Company shall reasonably request) regarding such transaction and other transactions, if any; provided, however, that in no case shall either Company be obligated to provide to the other Company any material non-public information.

(c) For purposes of Section 4.02(b), a “binding contract (or other agreement or understanding that has been publicly disclosed by such Company)” shall not include (i) the adoption by a Company of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, 1990-1 C.B. 10, (ii) transfers on an established market of the stock of a Company described in Safe Harbor VII of Section 1.355-7(d)(7) of the Regulations, (iii) issuances of stock of a Company pursuant to an employee stock purchase agreement or equity compensation plan in accordance with Safe Harbor VIII of Section 1.355-7(d)(8) of the Regulations or (iv) issuances of stock of a Company described in Safe Harbor IX of Section 1.355-7(d)(9) of the Regulations.

SECTION 4.03. Tax Opinion. The Companies shall use their reasonable best efforts to cause the Tax Opinion to be issued, including by executing any Representation Letters reasonably requested by Cravath, Swaine & Moore LLP.

SECTION 4.04. Reporting. (a) AOL and TWX each (i) shall timely file the appropriate information and statements (including as required by Section 1.355-5 of the Regulations) to report the Transactions as qualifying for the Intended Tax Treatment and (ii) absent a change of Law or a Determination of a Transaction Tax Contest, shall not take any position on any tax return that is inconsistent with the Transactions qualifying for the Intended Tax Treatment.

(b) With respect to the AOL Online Transfer, AOL and TWX each shall comply with the relevant rules regarding gain recognition agreements contained in Section 1.367(a)-8 of the Regulations, including by entering into a new gain recognition agreement upon the Distribution in accordance with Section 1.367(a)-8(j)(5) of the Regulations.

ARTICLE V

Procedural Matters for Transaction Taxes

SECTION 5.01. Notice. (a) Within 30 Business Days after a Company becomes aware of the existence of a Transaction Tax Contest, such Company shall promptly notify the other Company of the Transaction Tax Contest, and thereafter shall promptly forward or make available to the other Company copies of notices and communications with a Taxing Authority relating to such Transaction Tax Contest.

(b) A failure by the Indemnitee to timely provide the notice described in Section 5.01(a) shall not affect the Indemnifying Party’s indemnification obligations under this Agreement except, and only to the extent that, the Indemnifying Party shall have been actually prejudiced as a result of such failure.

SECTION 5.02. Control of Transaction Tax Contests. (a) Both Companies shall have the right to control jointly the defense, compromise or settlement of any such Transaction Tax Contest.

(b) No Indemnitee shall settle or compromise or consent to entry of any judgment with respect to any Transaction Tax Contest without the prior written consent of the Indemnifying Party (which consent may be withheld in the Indemnifying Party’s sole discretion).

(c) Notwithstanding Sections 5.02(a) and (b), a Company shall be entitled to control exclusively the defense, compromise or settlement of any Transaction Tax Contest if such Company notifies the other Company that (notwithstanding the rights and obligations of the Companies in Article IV or Article V) it agrees to pay (and indemnify such other Company against) any liability for all Transaction Taxes resulting from such Transaction Tax Contest; provided, however, that no settlement, compromise or consent to entry of any judgment that fails to give the Company indemnified under this Section 5.02(c) full release of liability or that would impose any material obligations on that Company shall be made without the prior written consent of that Company.

SECTION 5.03. Indemnification Payments. An Indemnitee shall be entitled to make a claim for payment with respect to Transaction Taxes pursuant to this Agreement when the Indemnitee determines that it is entitled to such payment and the amount of such payment. The Indemnitee shall provide to the Indemnifying Party notice of such claim within 60 Business Days of the date on which it first so becomes entitled to claim such payment, and such notice shall include a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except, and only to the extent that, the Indemnifying Party shall have been actually prejudiced thereby as a result of such failure. The Indemnifying Party shall make the claimed payment to the Indemnitee within 30 Business Days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

SECTION 5.04. Cooperation. TWX and AOL shall cooperate, and shall cause their Affiliates to cooperate, with all reasonable requests from the other Company in connection with Transaction Tax Contests.

ARTICLE VI

Procedural Matters for Ordinary Taxes and Transaction Taxes

SECTION 6.01. Document Retention, Access to Records and Use of Personnel. Until the expiration of the relevant statute of limitations (including extensions), each of TWX and AOL shall (i) retain records, documents, accounting data, computer data and other information (the “Records”) necessary for the preparation, filing, review, audit or defense of all tax returns relevant to an obligation, right or liability of either Company under this Agreement; and (ii) give each other reasonable access to such Records and to its personnel (ensuring their cooperation) and premises to the extent relevant to an obligation, right or liability of either Company under this Agreement. Prior to disposing of any such Records, each of TWX and AOL shall notify the other Company in writing of such intention and afford the other Company the opportunity to take possession or make copies of such Records at its discretion.

SECTION 6.02. Interest. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, respectively, for the relevant taxable period. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest at a rate equal to the interest rate for underpayments of U.S. Federal income tax for the relevant period.

SECTION 6.03. Access to Information. TWX and AOL agree to provide to the other Company any information reasonably required to complete tax returns or to compute the amount of any payment contemplated by this Agreement.

SECTION 6.04. Indemnity Payments. (a) Any Indemnity Payment (other than a payment that represents interest accruing after the date of the Distribution) shall be treated by AOL and TWX for all Tax purposes as a distribution from AOL to TWX immediately prior to the Distribution (if made by AOL to TWX) and as a contribution from TWX to AOL immediately prior to the Distribution (if made by TWX to AOL).

(b) The amount of any Indemnity Payment described in Section 6.04(a) shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnitee resulting from the incurrence of the Liability in respect of which the Indemnity Payment was made and (ii) increased to take into account any Tax cost actually realized by the Indemnitee resulting from the receipt of the Indemnity Payment

(including Tax cost arising from such Indemnity Payment having resulted in income or gain to either Company (for example, under Section 1.1502-19 of the Regulations) and Tax cost imposed on additional amounts payable pursuant to this Section 6.04(b)(ii)).

ARTICLE VII

Miscellaneous Provisions

SECTION 7.01. Confidentiality. The Confidential Information provision of the Separation Agreement shall apply with respect to this Agreement.

SECTION 7.02. Successors. This Agreement shall be binding upon and inure to the benefit of the Companies, their Affiliates, their legal representatives and any successor to either of the Companies, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to the Agreement, and in such event, all references herein to a Company shall refer instead to the successor of such Company. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Companies or their respective successors or assigns or, to the extent provided by this Agreement, their Affiliates, any rights or remedies under or by reason of this Agreement.

SECTION 7.03. Failure to Pursue Remedies. The failure of a Company to seek redress for breach of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a breach, from having the effect of an original breach.

SECTION 7.04. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by a Company shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the Companies may have by Law or otherwise.

SECTION 7.05. Entire Agreement. This Agreement contains the entire agreement between the Companies with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Companies with respect to the subject matter hereof other than those set forth or referred to herein.

SECTION 7.06. Absence of Presumption. The Companies have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Companies and no presumption or burden of proof shall arise favoring or disfavoring either Company by virtue of the authorship of any of the provisions of this Agreement. Notwithstanding the foregoing, the purposes of Articles IV and V are to ensure the Intended Tax Treatment and, accordingly, the Companies agree that the language thereof shall be interpreted in a manner that serves this purpose to the greatest extent possible.

SECTION 7.07. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the Laws of Delaware or any other jurisdiction are mandatorily applicable. Each of the Companies irrevocably agrees that any legal action or proceeding arising out of this Agreement or any transaction contemplated hereby shall be brought only in the State or United States Federal courts located in the State of New York. Each Company irrevocably consents to the service of process outside the territorial jurisdiction of such courts in any such action or proceeding by the mailing of such documents by registered United States mail, postage prepaid, to the respective address set forth in Section 7.13. EACH COMPANY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY AGREEMENT ENTERED INTO IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.08. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 7.09. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Company and delivered to the other Company.

SECTION 7.10. Interpretation. Any reference in this Agreement to the Separation Agreement, the Ancillary Agreements or the Contribution Agreement shall in each case include references to any exhibits, schedules and amendments thereto. If, and to the extent, the provisions of this Agreement conflict with the Separation Agreement, or any Ancillary Agreement, the provisions of this Agreement shall control.

SECTION 7.11. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Company without the prior written consent of the other Company. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Companies and their respective successors and assigns. Notwithstanding the preceding sentence, either Company may assign this Agreement without consent in connection with (a) a merger transaction in which such Company is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Company’s Assets, or (b) upon the sale of all or substantially all of such Company’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Company under this Agreement, and the assigning Company provides written notice and evidence of such assignment and assumption to the non-assigning Company. No assignment permitted by this Section 7.11 shall release the assigning Company from liability for the full performance of its obligations under this Agreement.

SECTION 7.12. Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Companies and are not intended to confer upon any Person except the Companies any rights or remedies hereunder. There are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 7.13. Notices. Any payments, notices, requests, claims, demands and other communications under this Agreement shall be provided in accordance with the Notices provision of the Separation Agreement. In addition, copies of all documents mentioned in the preceding sentence shall also be sent to the address set forth below (or at such other address as one Company may specify by notice to the other Company):

If to TWX:

Time Warner Inc. One Time Warner Center New York, NY 10019
Attention:	Annaliese Kambour, Esq. Senior Vice President—Tax
Fax:	(212) 484-8507

and with copies to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Attention:	Stephen L. Gordon, Esq. Lauren Angelilli, Esq.
Fax:	(212) 474-3700

If to AOL:

AOL Inc. 770 Broadway New York, NY 10003
Attention:	Scott Cockrell
Vice President—Tax
Fax:	(917) 606-4743

All such notices shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) sent by telecopier (except that, if not sent during normal business hours for the recipient, then at the opening of business on the next Business Day for the recipient) to the fax numbers set forth above or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as set forth above.

SECTION 7.14. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby, as the case may be, is not affected in any manner materially adverse to either Company. Upon any such determination, the Companies shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Companies.

SECTION 7.15. Force Majeure. Neither Company shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability or parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 7.16. Termination. The Agreement shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any Taxes contemplated by the Agreement.

SECTION 7.17. Successor Provisions. Any reference herein to any provisions of the Code or Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.

SECTION 7.18. Compliance by Affiliates. TWX and AOL shall cause their Affiliates to comply with the terms of this Agreement.

SECTION 7.19. Survival. Except as expressly set forth in this Agreement, any covenants, representations or warranties contained in this Agreement and any liabilities for the breach of any obligation contained in this Agreement shall survive each of the Separation and Distribution and shall remain in full force and effect.

SECTION 7.20. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Company, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Company against whom it is sought to enforce such waiver, amendment, supplement or modification.

IN WITNESS WHEREOF, the Companies have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

TIME WARNER INC.,

by
Name:
Title:

AOL INC.,

by
Name:
Title: